EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Harpoon Therapeutics Reports Second Quarter 2021 Financial Results and Provides Corporate Update

Presented updated interim Phase 1/2a clinical trial data for PSMA-targeting TriTAC® HPN424 in prostate cancer at ASCO Annual Meeting

Provided clinical trial updates for three additional TriTAC programs and ProTriTAC platform

SOUTH SAN FRANCISCO, Calif., August 5, 2021 - Harpoon Therapeutics, Inc. (Nasdaq: HARP), a clinical-stage immunotherapy company developing a novel class of T cell engagers, today reported financial results for the second quarter ended June 30, 2021 and provided a corporate update.

“The clinical data emerging for our proprietary TriTAC portfolio continues to be encouraging as HPN424, HPN536 and HPN328 have shown cancer target engagement, significant treatment duration, and either tumor size reductions or stable disease,” said Jerry McMahon, Ph.D., President and Chief Executive Officer of Harpoon Therapeutics. “Looking ahead into to the second half of 2021, we remain focused on increasing dose levels across all four programs and providing additional interim clinical pipeline data by year end.”

Second Quarter 2021 Business Highlights and Other Recent Developments

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In June 2021, Harpoon presented interim clinical data from the ongoing dose-escalation portion of the Phase 1/2a trial for HPN424—a TriTAC targeting prostate-specific membrane antigen (PSMA)—in patients with metastatic castration-resistant prostate cancer (mCRPC) at the 2021 American Society of Clinical Oncology (ASCO) Annual Meeting. At the time of the ASCO presentation data cutoff, 89 patients had been treated in 13 cohorts. Key findings include:
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HPN24 was active and generally well-tolerated.
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Antitumor activity included a confirmed PR per RECIST, PSA declines and circulating tumor cell reductions.
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Cytokine release syndrome (CRS) has been transient and manageable with 4% of patients experiencing Grade 3 CRS.
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CRS and transaminitis events observed most often in Cycle 1, with diminished frequency and severity in subsequent cycles.
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Introduction of step dose regimens has allowed for the administration of higher target doses, which had reached 300ng/kg at the time of the update.
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Expanding on the data presented at ASCO, with a May 31 data cutoff date, 19 patients had been enrolled in the 300 ng/kg step dose cohort, which includes patients treated with different step regimens to obtain the target dose of 300 ng/kg. Four of 19 patients in this cohort showed PSA declines, including two PSA30.

Dose escalation is ongoing, and we have recently opened a 450 ng/kg step dose cohort. The first patient has successfully reached the target dose of 450 ng/kg.

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In June 2021, Harpoon provided a corporate pipeline update. In addition to reiterating and expanding upon HPN424 data presented at ASCO21, Harpoon provided updates on the following TriTAC clinical programs:

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HPN 536 (mesothelin TRiTAC) – Phase 1/2a clinical trial continues dose escalation for treating late-stage ovarian, pancreatic, and peritoneal and pleural mesothelioma cancers. Findings demonstrated that 11 of 20 relapsed/refractory ovarian cancer patients showed stability of target lesions, including three with target lesion shrinkage. Additionally, five of 27 ovarian cancer patients had a duration of treatment of greater than 24 weeks. As of the May 31, 2021 data cutoff date, two DLTs had been observed, which did not limit escalation. An MTD has not been identified and escalation to higher doses is underway. We recently opened and are actively recruiting a 1800 ng/kg cohort.

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HPN 217 (BCMA TriTAC) – Dose escalation for Phase 1/2 clinical trial is progressing. Relapsed/refractory multiple myeloma patients (N=20) have been treated across eight fixed dose cohorts of 5 to 2150 µg weekly, reflecting rapid dose expansion since the trial began, and HPN 217 has been well tolerated. Pharmacokinetic analysis shows half-life extension to support at least once weekly dosing.

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HPN328 (DLL3 TriTAC) – Dose escalation for Phase 1/2 clinical trial initiated in late 2020 and has shown rapid progress. The first single patient cohort began with a flat dose of 15µg of HPN328 administered once weekly by intravenous infusion and has proceeded to the fourth cohort at a dose of 405µg. Eligible patients include small cell lung cancer patients who have relapsed after platinum chemotherapy and patients with other tumors associated with DLL3 expression. One SCLC patient previously treated with chemotherapy enrolled in the 45 μg cohort, demonstrated a 38% reduction in target lesion, consistent with an unconfirmed partial response. A subsequent scan indicated stable disease as best response. MTD has not been identified and escalation to higher doses is underway. We recently opened a 3.6 mg flat dose cohort and have successfully treated the first patient in that dose cohort.

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In addition, Harpoon provided an update on HPN601 (EpCAM ProTriTAC), a conditionally active T cell engager. IND-enabling studies for HPN601 are progressing as planned. EpCAM is expressed in a broad range of solid tumors, including gastrointestinal cancers, potentially enabling HPN601 to address multiple indications with high unmet medical need.

Second Quarter 2021 Financial Results

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Harpoon ended the second quarter of 2021 with $175.2 million in cash, cash equivalents, and marketable securities compared to $150.0 million as of December 31, 2020. The cash balance at the end of the second quarter includes Harpoon’s follow-on financing that closed on January 11, 2021 resulting in net proceeds of approximately $107.6 million.

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Revenue for the second quarter ended June 30, 2021 was $5.8 million compared to $2.8 million for the quarter ended June 30, 2020. For the six months ended June 30, 2021, revenue was $14.8 million compared to $6.1 million for the six months ended June 30, 2020. For the second quarter ended June 30, 2021, the increase in revenue was primarily due to an increase in revenue recognized related to Harpoon’s Development and Option Agreement with AbbVie, for research and development services performed. For the six months ended June 30, 2021,the increase in revenue was primarily due to an increase in revenue recognized due to the delivery of the second initial target under Harpoon’s Amended and Restated Discovery Collaboration Agreement with AbbVie, where all remaining deferred revenue associated with that target was recognized as we had no further continuing performance obligations, as well as an increase in revenue recognized related to Harpoon’s Development and Option Agreement with AbbVie, for research and development services performed.

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Research and development expense for the second quarter ended June 30, 2021, was $18.3 million compared to $11.9 million for the quarter ended June 30, 2020. For the six months ended June 30, 2021, R&D expense was $34.5 million compared to $24.4 million for the six months ended June 30, 2020. The increase for both periods, primarily arose from higher clinical development and

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personnel-related expense, which included conducting preclinical studies and the continuation and preparation of the clinical trials for HPN424, HPN536, HPN217 and HPN328.

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General and administrative expense for the second quarter ended June 30, 2021 was $4.3 million compared to $3.9 million for the quarter ended June 30, 2020. For the six months ended June 30, 2021, G&A expense was $8.9 million compared to $7.9 million for the six months ended June 30, 2020. The increase for both periods was primarily attributable to an increase in personnel-related expenses due to an increase in headcount and other professional services to support Harpoon’s operations as a public company.

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Net loss for the second quarter ended June 30, 2021 was $16.8 million compared to $12.7 million for the quarter ended June 30, 2020. The net loss for the six months ended June 30, 2021 was $78.5 million compared to $25.2 million in the first six months of the prior year.

Anticipated 2021 Milestones

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HPN424 – initiate a dose expansion cohort of the Phase 1/2a trial by year end 2021
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HPN536 – present interim data from the dose escalation phase of the trial by year end 2021 and initiate a dose expansion cohort of the ongoing Phase 1/2 trial in the second half of the year
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HPN217 – present interim data from the dose escalation phase of the trial by year end 2021 and initiate a dose expansion cohort of the ongoing Phase 1/2 trial in the second half of the year
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HPN328 – present interim data from the dose escalation phase of the trial by year end 2021

COVID-19 Business Update

In response to the ongoing COVID-19 pandemic, Harpoon has established testing and other protocols for personnel access to its headquarter offices and laboratory although the majority of the company’s employees continue to telecommute. Harpoon is currently continuing its clinical trials, and has not yet experienced any material delays or impacts as a result of the COVID-19 pandemic. In addition, Harpoon’s third-party contract manufacturers continue to operate at or near normal levels. Harpoon continues to assess the potential impact of the COVID-19 pandemic on its business and operations, including its programs, expected timelines, expenses, manufacturing activities and preclinical and clinical trials. The full extent to which the COVID-19 pandemic may have a negative impact on Harpoon’s business, assets, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted.

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immunotherapy company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-specific T cell Activating Construct (TriTAC®) platform, Harpoon is developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. HPN424 targets PSMA and is in a Phase 1/2a trial for metastatic castration-resistant prostate cancer. HPN536 targets mesothelin and is in a Phase 1/2a trial for cancers expressing mesothelin, initially focused on ovarian and pancreatic cancers. HPN217 targets BCMA and is in a Phase 1/2 trial for relapsed, refractory multiple myeloma. HPN328 targets DLL3 and is in a Phase 1/2 trial for small cell lung cancer and other DLL3-associated tumors. Harpoon has also developed a proprietary ProTriTAC™ platform, which applies a prodrug concept to its TriTAC platform to create a therapeutic T cell engager that remains inactive until it reaches the tumor. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “potential,” “anticipate,”

“target,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, scope and anticipated results of preclinical and clinical trials, the timing of the presentation of data, the association of data with potential treatment outcomes, the development and advancement of product candidates, anticipated 2021 development milestones for its product candidates and the timing thereof, the anticipated potential impacts to Harpoon Therapeutics’ business from the ongoing COVID-19 pandemic, and other statements that are not historical fact. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, clinical trial site activation or enrollment rates that are lower than expected, unanticipated or greater than anticipated impacts or delays due to COVID-19, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, the timing and results of unexpected litigation or other disputes, and the sufficiency of Harpoon Therapeutics’ cash resources. These and other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including under “Risk Factors” in Harpoon Therapeutics’ annual report on Form 10-K for the year ended December 31, 2020 and future filings by Harpoon Therapeutics. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Harpoon Therapeutics, Inc.

Georgia Erbez

Chief Financial Officer

media@harpoontx.com

Westwicke ICR

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com

Harpoon Therapeutics, Inc.

Statement of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue
Collaboration and license revenue	$5,838	$2,762	$14,845	$6,059
Total revenue	5,838	2,762	14,845	6,059
Operating expenses
Research and development	18,271	11,924	34,487	24,443
General and administrative	4,335	3,945	8,939	7,858
Litigation settlement	—	—	49,954	—
Total operating expenses	22,606	15,869	93,380	32,301
Loss from operations	(16,768)	(13,107)	(78,535)	(26,242)
Interest income	62	415	156	999
Other expense	(58)	—	(108)	(1)
Net loss	(16,764)	(12,692)	(78,487)	(25,244)
Other comprehensive loss:
Net unrealized gain (loss) on marketable securities	16	(229)	(4)	201
Comprehensive loss	$(16,748)	$(12,921)	$(78,491)	$(25,043)
Net loss per share, basic and diluted	$(0.52)	$(0.51)	$(2.45)	$(1.01)
Weighted-average shares used in computing net loss per share, basic and diluted	32,505,777	24,961,183	32,044,767	24,902,229

Harpoon Therapeutics, Inc.

Selected Balance Sheet Data

(Unaudited)

	June 30, 2021	December 31, 2020
	(in thousands)
Cash, cash equivalents, and marketable securities	$175,212	$149,976
Total assets	$196,177	$171,592
Total liabilities	$105,249	$117,753
Total stockholders' equity	$90,928	$53,839